UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2017

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (716) 805-1599

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 3, 2017, Astronics Custom Control Concepts Inc., a wholly owned subsidiary of Astronics Corporation (the “Company”) acquired substantially all the assets and certain liabilities of Custom Control Concepts LLC (“CCC”) pursuant to the terms of an Asset Purchase Agreement, dated March 16, 2017 (the “Agreement”) by and between CCC and the Company. Under the terms of the Agreement, the total consideration for the transaction was $10.7 million (the “Purchase Price”) in cash.

The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The Agreement has been provided solely to inform Astronics Corporation’s shareholders and investors of its terms. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, Astronics Corporation. Such shareholders and investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Astronics Corporation, the Company or CCC.

On April 3, 2017, Astronics Corporation issued a press release announcing entry into the Agreement. A copy of the press release is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Exhibit Number	Description
10.1	Asset Purchase Agreement dated March 16, 2017

99.1	Press Release of Astronics Corporation dated April 3, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation
Dated:	April 6, 2017	By:	/s/ David C. Burney
		Name:	David C. Burney
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Asset Purchase Agreement dated March 16, 2017

99.1	Press Release of Astronics Corporation dated April 3, 2017

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